AGREEMENT FOR THE SALE OF SHAREs in A.R.J., A.S.

MEDIA PARTNER, spol. s r.o.

AND

SALIS, s.r.o.

AND

CME MEDIA ENTERPRISES B.V.

AND

Ing. Milan Fiľo

AND

Mr. Ján Kováčik

31 October 2005

THIS AGREEMENT is made on 31 October 2005:

BETWEEN:

(1)
MEDIA PARTNER, spol. s r.o., having its seat at Dolná No. 62, 974 01 Banská Bystrica, Identification number 36 044 075, registered in the commercial register of the District Court Banská Bystrica, section: Sro, insert No.: 6678/S (MEDIA PARTNER), represented by its executive Mr. Ján Kováčik;

(2)
SALIS, s.r.o., having its seat at Oravská cesta No. 7, 010 01 Žilina, Identification number 36 368 946, registered in the commercial register of the District Court Žilina, section: Sro, insert No.: 10089/L (SALIS), represented by its executive Ing. Milan Fiľo;

(each a Seller and together the Sellers); and

(3)	Ing. Milan Fiľo, birth number 670821/6636, residing at Poštová No. 528/9, 044 42 Rozhanovce;

(4)	Mr. Ján Kováčik, birth number 621204/6720, residing at Vydrovo no. 101, 976 52 Čierny Balog;

(the parties in (1) to (4) as the Obligors and each an Obligor); and

(5)
CME MEDIA ENTERPRISES B.V., registered in the commercial register of Chamber of Commerce and Industries for Amsterdam, the Netherlands, whose registered office is at Oostelijke Handelskade 1169, 1019 DN Amsterdam, the Netherlands (the Purchaser), represented by Robert E. Burke, under power of attorney;

BACKGROUND:

(A)
The Sellers are owners of 66 per cent of the issued share capital of A.R.J., a.s., having its seat at Skuteckého 23, Banská Bystrica 974 01, Identification number 36 379 921, registered in the commercial register of the District Court Banská Bystrica, section: Sa, insert No.: 729/S (the Company).

(B)
The Sellers wish to sell and the Purchaser wishes to purchase 66 per cent of the issued share capital of the Company free from any Encumbrance on the terms and subject to the conditions set out in this agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 5 apply throughout this agreement, unless the contrary intention appears.

1.2
In this agreement, unless the contrary intention appears, a reference to a clause, sub-clause or schedule is a reference to a clause, sub-clause or schedule of or to this agreement. The schedules form part of this agreement.

1.3	The headings in this agreement do not affect its interpretation.

2.	SALE AND PURCHASE

2.1
Subject to the Conditions being satisfied or, where applicable, waived, each of the Sellers shall sell and the Purchaser shall purchase those of the Shares set opposite such Seller's name in column (B) of Schedule 1.

2.2	The Shares shall be sold free from all Encumbrances and together with all rights attaching to them.

2.3	The consideration for the sale of the Shares shall be determined in accordance with clause 6.

2.4	The Obligors acknowledge that the Purchaser enters into this agreement in reliance on the representations, warranties and undertakings on the part of the Obligors set out in this agreement.

2.5	Each Seller:

(a)
covenants with the Purchaser that it has the right to sell and transfer to the Purchaser the ownership title in the Shares set opposite such Seller's name in column (B) of Schedule1 on the terms set out in this agreement;

(b)	waives all rights of pre-emption which it may have (whether under the Company's constitutional documents or otherwise) in respect of the transfer to the Purchaser of the Shares or any of them; and

(c)
waives all rights of pre-emption which it may have (whether under the Company's constitutional documents or otherwise) in respect of the transfer exclusively to the Purchaser of any shares held by any other shareholder of the Company.

3.	CONDITIONS PRECEDENT

3.1	The sale and purchase of the Shares is conditional on:

(a)	the Purchaser giving notice to the Sellers that it is satisfied on inspection and investigation as to:

(i)	the financial, contractual and taxation position of the Company;

(ii)	the title of the Company to its respective assets (including the title of the Company to the Participation interest in Markíza); and

(b)	either:

(i)	the PMU notifying the Purchaser and the Sellers that the Transaction or any matter arising from it is not subject to its approval; or

(ii)
it being established, in terms satisfactory to the Purchaser, that the PMU does not intend to refer the Transaction or any matter arising from it to the European Commission under Article 22(1) of Council Regulation (EC) No.139/2004 (the Regulation), or if such referral is made by the PMU, that the European Commission will not examine the Transaction or any matter arising from it under Article 22(3) of the Regulation; and notice of clearance by the PMU of the Transaction and any associated obligations which may require clearance being delivered to the Purchaser;

(c)
the Purchaser having received from the Sellers or from Markíza a certified copy of a resolution of the Council consenting to the transfer of the Participation Interest 1 from the Company to MEDIA INVEST pursuant to article 54/1(c) of the Broadcasting Act;

(d)
the Purchaser having received from the Sellers a certified copy of a participation interest transfer agreement regarding the transfer the Participation Interest 1 in Agreed Form duly executed by the Company and MEDIA INVEST;

(e)
the Purchaser having received from the Sellers a certified copy of a participation interest transfer agreement regarding the transfer of the 50% participation interest of Mr. Ján Kováčik in MEDIA INVEST to Ing. Milan Fiľo in the Agreed Form duly executed by Mr. Ján Kováčik and Ing. Milan Fiľo;

(f)
the Purchaser having received a certified copy of an Amendment No. 2 to the Agreement on coordinated procedure in Agreed Form executed by the relevant parties, an agreement for the termination of the Agreement on coordinated procedure in Agreed Form executed by the relevant parties and an agreement in relation to Media Invest and Markíza in Agreed Form executed by the Purchaser, Ing. Milan Fiľo, Mr. Ján Kováčik, and MEDIA INVEST ;

(g)
the Purchaser having received copies of waivers of the Company's shareholders of their rights of pre-emption under the Company's articles in respect of the transfer to Mr Pavol Rusko of the Rusko Shares from Mediapro;

(h)
the Purchaser having received a certified copy of an agreement entered into between the Company's shareholders in which the Company's shareholders waive all their rights of pre-emption under the Company's articles in respect of the transfer to the Purchaser of the entire share capital in the Company;

(i)	the Purchaser having received share certificates representing the Rusko Shares duly endorsed for the benefit of the Purchaser;

(j)	the Purchaser having received from the Sellers a confirmation on the Completion Date that:

(i)	there are no pending or threatened actions or proceedings by or before any court or other governmental body or agency which shall seek to restrain, prohibit or invalidate the Transaction;

(ii)	the Sellers' Warranties are true and accurate; and

(iii)	no event or circumstance has occurred or is likely to occur that constitutes a Material Adverse Effect.

3.2
The Purchaser may waive all of the Conditions above (either in whole or in part) at any time by giving notice to the Sellers. Any such waiver is without prejudice to Purchaser's right to compensation in respect of a breach of any covenant or inaccuracy of any Warranty, as otherwise provided in this agreement.

3.3
Each party shall use all reasonable endeavours to procure (so far as it is so able to procure) that each of the Conditions is satisfied on or before 30 January 2006 (or such later date as may be agreed by the parties)(the Long Stop Date). If the Conditions are not satisfied, or waived in accordance with the preceding sub-clause, on or before the Long Stop Date:

(a)	except for this sub-clause, clauses 1, clauses 9 to 17 and the provisions of Schedule 5, all the provisions of this agreement shall lapse and cease to have effect; but

(b)
neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation.

3.4
Immediately after, in the opinion of the Purchaser (acting reasonably), the Conditions set out in sub-clauses (3.1(a) to 3.1(i)(save for 3.1(j) which is to be satisfied or waived on the Completion Date) have been satisfied or waived (to the extent not fulfilled), the Purchaser shall notify the Sellers of this fact in writing.

3.5
Each party shall promptly inform the other parties in writing about any relevant matters in relation to, and shall keep the other parties informed in writing of, the progress to completion of all items required for the Completion and any material impediments or delays or of the existence or occurrence of any conditions that may adversely affect the occurrence of Completion. Each party shall provide each other party with all information which each other party shall reasonably request in writing in order to determine that that party has complied with its obligations under sub-clause 3.3.

3.6	The party which is obliged to provide a document shall provide to the other party a certified copy of each document required pursuant to sub-clause 3.1 as and when obtained.

4.	COMPLETION

4.1
Completion shall take place at the offices of the Purchaser's Counsel at 10.00 a.m. on the third Business Day after the date on which the last of the Conditions to be satisfied or waived in accordance with the preceding clause is satisfied or so waived (or at such other place, at such other time and/or on such other date as the parties may agree).

4.2	At Completion:

(a)	the Obligors shall observe and perform the provisions of Part 1 of Schedule 4; and

(b)	the Purchaser shall observe and perform the provisions of Part 2 of Schedule 4.

4.3
If for any reason the provisions of Part 1 of Schedule 4 are not fully observed and performed as contemplated by clauses 4.1 and 4.2, the Purchaser may elect (in addition and without prejudice to all other rights or remedies available to it) not to complete the purchase of the Shares or to fix a new time and date for Completion by, in either case, giving notice to the Obligors. In particular, the Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this agreement.

4.4	If the Purchaser elects not to complete the purchase of the Shares under the preceding sub-clause:

(a)	except for this sub-clause, clauses 9 to 17 and the provisions of Schedule 5, all the provisions of this agreement shall lapse and cease to have effect;

(b)
neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance prior to such lapse and cessation; and

(c)	the Obligors shall:

(i)
compensate the Purchaser for all costs, charges and expenses incurred by it in connection with the negotiation, preparation and entering into of this agreement and in discharging its obligations under it; and

(ii)
pay to the Purchaser a contractual penalty in the amount equal to 10% of the Consideration (this is without prejudice to any other remedy available to the Purchaser, including the Purchaser's ability to claim damages exceeding the amount of the contractual penalty).

5.	PRE-COMPLETION

5.1	Access

Pending Completion the Obligors shall:

(a)
procure that the Purchaser, its agents and advisors are given full access to the books and records of the Company during normal business hours on any Business Day and on reasonable notice to the Sellers;

(b)
provide such information regarding the Company which is available to the Sellers as the Purchaser may reasonably require in order to carry our the inspection and investigation envisaged under clause 3.1(a); and

(c)
provide such other co-operation to the Purchaser, its agents and advisers as they may reasonably require in each case to enable them to obtain information about the operations of the Company, including its financial, legal, and trading status.

5.2	Notice of any change

(a)	Each of the Sellers shall immediately send a notice to the Purchaser in writing of any matter or thing which arises or becomes known to it before Completion which:

(i)
is likely to constitute (or would after the lapse of time constitute) a misrepresentation or a breach of any of the other obligations on its part under this agreement or makes any Warranty of it incorrect or misleading; or

(ii)	would mean that any of its Warranties would be incorrect or misleading at Completion.

(b)	Any such notice must specify that matter or circumstance in reasonable detail and set out such other facts as the Purchaser deem necessary specifying that matter or circumstance in reasonable detail.

5.3	Brand rights

(a)
From the signing of this agreement, the Obligors shall exercise all rights and powers available to them so as to procure that neither they nor their Related Persons nor any third parties shall use the logo or word "Markíza" or similar, and shall ensure that Markíza has exclusive and full rights and use of the logo or word "Markíza" and any similar word, name or mark, except as agreed in any licence agreement entered into between STS and any third party.

(b)	For avoidance of any doubt, the Obligors shall procure that:

(i)
from the Completion Date the company TV TIP, a.s. Bratislava, Identification No.: 35 728 426 will not use the logo, trade name or word "Markíza" or similar on its weekly magazine “Markíza” or on any of its other products, except as agreed in any licence agreement entered with STS, which shall be entered into prior to 31 December 2005 at standard market conditions;

(ii)	prior to the Completion Date the company TV TIP, a.s. Bratislava, Identification No.: 35 728 426 will not be sold to any third party other than the Purchaser.

(c)	If any of the Obligors breach any of their obligation set out in this clause 5.3, the Obligors shall pay to the Purchaser a contractual penalty of SKK 3,000,000 for each breach.

6.	INITIAL CONSIDERATION AND DEFERRED CONSIDERATION

6.1	The initial consideration for the sale of the Shares shall be € 7,000,000.

6.2
The Initial Consideration is, under clause 4 and Schedule 4, to be paid to the Sellers on Completion. Each Seller shall on Completion be entitled to that amount of the Initial Consideration set against its name in column (C) of Schedule 1.

6.3	As further consideration for the sale of the Shares, the Sellers shall (subject to the terms of this agreement) be entitled to a sum up to SKK 78,000,000 (the Deferred Consideration) as follows:

(a)	Mr. Ján Kováčik shall be entitled to a part of the Deferred Consideration in the amount of SKK 60,000,000; and

(b)	Ing. Milan Fiľo shall be entitled to a part of the Deferred Consideration:

(i)	in the amount of SKK 10,000,000; and

(ii)	in the amount equal to the amount that will be available as free cash on the bank account of the Company at the Completion Date, only up to SKK 8,000,000.

6.4	The Deferred Consideration shall be paid to the Sellers on or before 31 May 2006.

7.	LOANS AND GUARANTEES

7.1	The parties acknowledge that the Consideration for the Shares has been agreed on the basis that:

(a)
no indebtedness of any kind (whether or not presently payable) is owed by the Company to any Obligor (or any Related Person to any Obligor) other than the indebtedness shown in the accounting records of the Company that shall be repaid in full by the Company at the Completion; and

(b)
all indebtedness of any kind owed by any Obligor (or any Related Person to any Obligor) to the Company (whether or not presently payable) is repaid in full by each Obligor or such Related Person to the Company on Completion.

7.2
The Obligors shall procure that on or before Completion all indebtedness due from any Obligor (or any Related Person to any Obligor) to the Company is satisfied in full. If it is established at any time after Completion that any indebtedness of any kind (whether or not presently payable) was owing at Completion by any Obligor (or any Related Person to any Obligor) to the Company, contrary to the basis stated above, then each Obligor shall procure that such indebtedness is immediately paid in full.

7.3
The Obligors shall procure that on Completion the Company is released from all guarantees and indemnities given by the Company. The Obligors shall procure that on Completion all indebtedness owing immediately before Completion from either Obligor (or any Related Person to any Obligor) to the Company is or has been satisfied in full together with all interest accruing on it up to (but excluding) Completion.

8.	SELLER'S WARRANTIES

8.1	The Sellers represent and warrant to the Purchaser that each of the statements set out:

(a)	in Part 1 of Schedule 3 will at Completion be true, accurate and not misleading; and

(b)	in Part 2 of Schedule 3 is at the date of this agreement and will at Completion be true, accurate and not misleading.

8.2	Each of the Warranties is separate and independent and, except as expressly provided to the contrary in this agreement, is not limited by reference to any other Warranty.

8.3
None of the Warranties shall, and the Purchasers' ability to make any claim under this agreement shall not, be treated as waived, qualified or otherwise affected by any actual knowledge or any knowledge imputed to the Purchaser or its agents and advisers, including any knowledge resulting from any due diligence investigation carried out by or on behalf of the Purchaser before Completion or which the Purchaser has or obtains otherwise than in pursuance of its rights under this agreement.

8.4
Without prejudice to any other remedy available to the Purchaser or its ability to claim damages on any basis which is available to it by reason of any of the Warranties being untrue or misleading or being breached, the Obligors will, under section 725 et seq. of the Commercial Code, indemnify the Purchaser in respect of all liabilities (including costs, damages or losses, fees and expenses) that the Purchaser may suffer resulting from or in connection with any of the Warranties being breached, untrue or misleading, and for any breach by any of the Obligors of any of their obligations under this agreement, including an amount equal to any deficiency or liability of the Company which arises from any of the Warranties being breached, untrue or misleading and which would not have existed or arisen if the Warranty in question had not been breached, untrue or misleading.

8.5	For the purposes of clause 8.4 the parties confirm that:

(a)
the Obligors have requested the Purchaser to rely on the Warranties being true and accurate as of the date when made or deemed to be made and on the Obligors' promise to comply with all their obligations in this agreement and the Purchaser has not been obliged to make such reliance; and

(b)	section 728 of the Commercial Code does not apply to the Purchaser under this clause.

9.	ANNOUNCEMENTS AND CONFIDENTIALITY

9.1
No party shall make or permit any person connected with it to make any announcement concerning this sale and purchase or any ancillary matter before, on or after Completion except as required by law or any competent regulatory body or with the prior written approval of the other parties, such approval not to be unreasonably withheld or delayed.

9.2	The Purchaser:

(a)	shall keep confidential all information provided to it by Sellers which relates to the Sellers; and

(b)
if after Completion, the Company holds confidential information relating to Sellers, shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the relevant Seller or destroy it.

9.3	Each Obligor shall and shall procure that:

(a)
any person connected with it from time to time shall keep confidential all information provided to it by or on behalf of the Purchaser or otherwise obtained by or in connection with this agreement which relates to any member of the Purchaser; and

(b)
if after Completion an Obligor holds confidential information relating to the Company, it shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the Purchaser or destroy it.

9.4	Nothing in this clause prevents any confidential information being disclosed:

(a)	with the written approval of the other parties, which in the case of any announcement shall not to be unreasonably withheld or delayed; or

(b)
to the extent required by law or any competent regulatory body, but a party required to disclose any confidential information shall promptly notify the other parties, where practicable and lawful to do so, before disclosure occurs and co-operate with the other parties regarding the timing and content of such disclosure or any action which the other parties may reasonably elect to take to challenge the validity of such requirement.

9.5	Nothing in this clause prevents disclosure of confidential information by any party:

(a)	to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that party/any person; or

(b)
to that party's professional advisers, auditors or bankers, but before any disclosure to any such person the relevant party shall procure that he is made aware of the terms of this clause and shall use its best endeavours to procure that each such person adheres to those terms as if he were bound by the provisions of this clause.

10.	NOTICES

10.1
Any notice or other formal communication given under this agreement (which includes fax, but not email) must be in writing and may be delivered in person, or sent by post or fax to the party to be served at its address appearing in this agreement as follows:

(a)	to the Obligors at:	(b)	to the Purchaser at:
MEDIA PARTNER, spol. s r.o.
	Skuteckého 23		71-91 Aldwych
974 01 Banská Bystrica
	and		London WC2B 4HN
SALIS, spol. s r.o.
	Bystrická cesta 13		United Kingdom
03401 Ružomberok
	MEDIA PARTNER: 02/48700049		Fax: +44 20 7430 5403
SALIS: 044/4324734
	marked for the attention of:		marked for the attention of General Counsel,
MEDIA PARTNER: Ján Kováčik
SALIS: Ing. Milan Fiľo

or at any such other address or fax number of which it shall have given notice for this purpose to the other parties under this clause. Any notice or other communication sent by post shall be sent by prepaid recorded delivery post or by prepaid airmail (if the country of destination is not the same as the country of origin).

10.2	Any notice or other communication shall be deemed to have been given:

(a)	if delivered, on the date of delivery; or

(b)	if sent by post, on the second Business Day after it was put into the post; or

(c)
if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of transmission.

10.3
In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail or that the fax was properly addressed and transmitted, as the case may be.

11.	FURTHER ASSURANCES

11.1
On or after Completion each Obligor shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such documents, acts and things as the Purchaser may from time to time require in order to acquire the Shares or as otherwise may be necessary to give full effect to the Transaction Documents.

11.2
In relation to the Company, the Obligors shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under statute, its constitutional documents or any agreement or obligation affecting it to give effect to the Transaction Documents.

12.	ASSIGNMENTS

12.1	None of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of all the parties.

13.	PAYMENTS

13.1
Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment of Initial Consideration to be made under this agreement shall be made in EURO and each other payment in SKK by transfer of the relevant amount into the relevant account on or before the date the payment is due for value on that date. The relevant account for a given payment is:

(a)	if that payment is to the Sellers, to each account of the Sellers at:

MEDIA PARTNER

bank:	Tatra banka, a.s., Bratislava

sort code:	IBAN CODE: SK8611000000002621704480

account number:	2621704480/1100, SWIFT: TATRSKBX

SALIS

bank:	Tatra banka, a.s., Bratislava

sort code:	IBAN CODE: SK1711000000002620111042

account number:	2620111042/1100, SWIFT: TATRSKBX

or such other account as the Sellers shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment; and

(b)
if that payment is to the Purchaser, the account as the Purchaser shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Sellers for the purpose of that payment.

13.2
If a party defaults in the payment when due of any sum payable under this agreement, it shall pay interest on that sum from the date on which payment is due until the date of actual payment (as well after as before judgment) at an annual rate of 1.0 per cent. above the one (1) month EURIBOR rate valid on the first day of default and each monthly anniversary thereof, which interest shall accrue from day to day and be compounded monthly.

13.3
If either Obligor is required by law to make a deduction or withholding in respect of any sum payable under this agreement, such Obligor shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the Purchaser of such additional amount as shall be required to ensure that the net amount received by the Purchaser will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

14.	GENERAL

14.1
Each of the obligations, Warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion and shall not be affected by the waiver of any Condition or any notice given by the Purchaser in respect of any Condition.

14.2
Where any obligation, representation, warranty or undertaking in this agreement is expressed to be made, undertaken or given by the Sellers or the Obligors, they shall be jointly and severally responsible in respect of it.

14.3
The Purchaser may release or compromise in whole or in part the liability of either of the Obligors under this agreement or grant any time or indulgence to that Obligor without affecting the liability of the other Obligor.

14.4	Except as otherwise expressly provided in this agreement each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.

15.	WHOLE AGREEMENT

15.1
This agreement and the Transaction Documents to which the Obligors or the Sellers are party contains the whole agreement between the parties relating to the transactions contemplated by this agreement and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions.

15.2
Each party acknowledges that in agreeing to enter into this agreement it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this agreement or any Transaction Document) made by or on behalf of the other party before the entering into of this agreement. Each party waives all rights and remedies which, but for this sub-clause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

16.	GOVERNING LAW AND JURISDICTION

16.1	This agreement is governed by Slovak law. This agreement is governed by the provisions of the Commercial Code, save for those disapplied or modified by this agreement.

16.2
Each of the parties agrees that the application of any provision of Slovak law that is not of a strictly mandatory nature is expressly excluded to the extent that it could alter the meaning or purpose of any provision of this agreement.

16.3
Any dispute arising out of or in connection with this agreement (including any question regarding its existence, validity, binding effect or termination) shall be referred to, and finally resolved in arbitration proceedings conducted under the Rules of Arbitration of the ICC (the Rules). The Rules are deemed to be incorporated by reference into this agreement. The tribunal shall consist of three arbitrators who shall be appointed by the parties in writing (pursuant to the Rules), or if they fail to do so, within 21 days of the day when any of the parties requested the dispute to be resolved by arbitration, by one arbitrator appointed pursuant to the Rules. The place of any such arbitration shall be Vienna and the language of proceedings English. The parties will be bound by any resulting arbitral award.

16.4
For the purposes of this clause, in respect of any dispute between the Sellers (or the Obligors) on the one hand, and the Purchaser on the other, the Sellers (or the Obligors) shall at the request of the Purchaser be obliged to act as one party in any proceedings, and shall not institute multiple proceedings in respect of the dispute. In respect of any dispute between the Obligors that does not involve the Purchaser as a party, the Obligors may act individually.

17.	LANGUAGE

This agreement is executed in two language versions, one in the Slovak language and one in the English language. All notices, demands, requests, statements, certificates or other documents or communications under this agreement shall be in English unless otherwise agreed. In the case of any inconsistency or discrepancy between the Slovak version and the English version of this agreement, the English version shall prevail.

18.	TERMINATION

This agreement cannot be terminated or rescinded otherwise than in accordance with clause 3.3 or 4.3.

19.	AMENDMENTS

This agreement may be only amended by written amendments executed by all parties. Save as provided otherwise in this agreement, the same shall apply to waivers of rights under this agreement.

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SCHEDULE 1

THE SELLERS

(A)	(B)	(C)
Name of Seller	Number of Shares (including serial numbers if Shares are registered shares)	Cash Consideration (€)
MEDIA PARTNER, spol. s r.o.	13,500 ordinary shares, each with a nominal value of SKK 1,000: series: A numbers of shares 0851-1000, series: B numbers of shares 75651-89000, issued as two global shares replacing shares.	€3,500,000
SALIS, s.r.o.	45,900 ordinary shares, each with a nominal value of SKK 1,000: series: A numbers of shares 0001-0510, series: B numbers of shares 00001-45390, issued as two global shares replacing shares.	€3,500,000

SCHEDULE 2

THE Company

Company name:	A.R.J., a.s.

Identification number:	36 379 921

Registered office:	Skuteckého 23, Banská Bystrica 974 01

Date of incorporation:	14 April 1998

Legal form:	joint-stock company

Board of Directors:	Ján Kováčik, member
Ing. Milan Fiľo, chairman
Ing. František Vizváry, member

Acting on behalf of the Company:	All directors together

Registered capital:	SKK 90,000,000

Number, type, kind and nominal value of shares:
90,000 issued, registered, ordinary shares (in Slovak "na meno"), in certificated form (in Slovak "listinné"), series: A numbers of shares 0001-1000, series: B numbers of shares 00001-89000, each with nominal value of SKK 1,000 each, issued as 6 global share certificates replacing the shares

Supervisory Board:	Stanislav Pavlík - chairman
Ing. Milan Varchola - member
Ing. Miroslav Vajs - member

SCHEDULE 3

WARRANTIES

PART 1

WARRANTIES REGARDING PRE-COMPLETION ACTIVITIES

After the execution of this agreement and prior to Completion, the Company has not made any of the following decisions without the prior written consent of the Purchaser:

(a)	incur any expenditure exceeding EURO 5,000 and incur any expenditure in relation to Taxation exceeding EURO 13,000; or

(b)
except for the transfer of the Participation Interest 1 by the Company to MEDIA INVEST under the Transaction Documents, dispose of or create any Encumbrance in respect of any part of its assets (including the Participation Interest or any part of it); or

(c)	borrow any money or make any payments out of or drawings on its bank account(s); or

(d)	except as contemplated under the Transaction Documents, enter into any contract or commitment, or:

(i)	make or prepay any loan; or

(ii)	fail to observe and perform any term or condition of, or waive any rights under, any contract or arrangement; or

(iii)	contravene any statute, order, regulation or the like; or

(iv)	do or omit to do anything which might result in the termination, revocation, suspension, modification or non-renewal of any licence or consent held by it or the Markíza Licence; or

(v)	grant any power of attorney; or

(e)	declare, make or pay any dividend or other distribution or do or allow to be done anything which renders its financial position less favourable than at the date of this agreement; or

(f)	grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity; or

(g)	employ any person; or

(h)	create, issue, purchase or redeem any class of share or loan capital; or

(i)	except as contemplated under the Transaction Documents, pass any resolution of its shareholders, whether in general meeting or otherwise; or

(j)	form any subsidiary or acquire shares in any company or participate in, or terminate any participation in, any partnership or joint venture; or

(k)	agree, conditionally or otherwise, to do any of the foregoing; or

(l)	in any other way depart from the ordinary course of its day-to-day trading.

PART 2

OTHER WARRANTIES

1.	GENERAL

1.1	Accuracy of recitals and schedules

The particulars relating to the Company and the Shares set out in the schedules to this agreement are true and accurate and there have been made no further filings or actions that would change or amend the facts stated therein.

1.2	Capacity and consequences of sale

(a)	Each Obligor has the requisite capacity, power and authority to enter into and to perform this agreement.

(b)
This agreement and all other documents to be entered into by the Obligors in connection with this agreement will, when executed, constitute binding obligations on each Obligor in accordance with their respective terms.

(c)	The signature of and the compliance with the terms of this agreement does not and will not:

(i)	conflict with or constitute a default under any provision of:

(A)	any agreement or instrument to which any Obligor or the Company is a party;

(B)
the constitutional and corporate documents of the Company, except that as of the of this agreement the Obligors has not obtained waivers of pre-emption rights of other shareholders under the articles of association of the Company to the transaction under this agreement, which waivers the Obligors will however obtain by Completion;

(C)	any order, judgment, decree or regulation or any other restriction of any kind by which any Obligor or the Company is bound; or

(ii)	relieve any other party to a contract with the Company of its obligations or enable that party to vary or terminate its rights or obligations under that contract;

(iii)	result in the creation or imposition of any Encumbrance on any of assets of the Company (including the Participation Interest in Markíza) or the repayment of any indebtedness of the Company.

(d)
No announcements, consultations, notices, reports or filings are required to be made in connection with the transactions contemplated by this agreement and no consents, approvals, registrations, authorisations or permits are required to be obtained by the Sellers or the Company in connection with the execution and performance of this agreement.

1.3	Constitutional and corporate documents

(a)	The Company has been duly incorporated and properly formed, and is validly existing under the laws of the jurisdiction of its incorporation.

(b)
The list of shareholders and other statutory books and registers of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

(c)	All returns, resolutions and other documents which the Company is required by law to file with or deliver have been correctly made up and duly filed or delivered.

(d)	The copies of the constitutional and corporate documents of the Company which have been given to the Purchaser or its advisers are true and accurate and complete, and have not been breached.

1.4	Ownership of the Shares

(a)	The Sellers are the sole owners of those of the Shares set opposite such Seller's name in column (B) of Schedule 1 and have full power, right and authority to transfer them to the Purchaser.

(b)	The Shares constitute 66% of the entire issued share capital of the Company.

(c)	The Shares have been validly issued as global shares and are fully paid up. The paid up capital has not been repaid.

(d)	No person is entitled or has claimed to be entitled to require the Company to issue any share either now or at any future date and whether contingently or not.

(e)
There is no Encumbrance on, over or affecting any of the Shares, nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing. There are no outstanding depositary receipts in relation to the Shares.

1.5	Subsidiaries, associations and branches

The Company:

(a)	does not hold, nor has it agreed to acquire, any interest of any other company (except for the Participation Interest in Markíza);

(b)
is not, nor has it agreed to become, a member of any partnership (whether incorporated or unincorporated) or other unincorporated association, joint venture or consortium (other than recognised trade associations); and

(c)	does not have any branch or any permanent establishment.

1.6	Insolvency

The Company:

(a)	is not, or is not deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

(b)	has not admitted its inability to pay its debts as they fall due;

(c)	has not suspended making payments on any of its debts or announces an intention to do so;

(d)	has not begun negotiations with any creditor for the rescheduling of any of its indebtedness;

(e)	has not had any step taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(f)
has not had a meeting of its shareholders, directors or other officers convened for the purpose of considering any resolution for, to petition for or to file documents with a court for, its winding-up, administration or dissolution or passed any such resolution;

(g)	has not had any person present a petition, or file documents with a court, for its bankruptcy, composition, winding-up or dissolution;

(h)	has not had an order for its bankruptcy, composition, winding-up, administration or dissolution made;

(i)	has not had any liquidator, trustee in bankruptcy or composition, or similar officer appointed in respect of it or any of its assets; and

(j)	has had any other analogous step or procedure taken in any jurisdiction, or should have taken any step mentioned above but has not done so.

1.7	Ownership of assets

The Company does not own any assets other than those assets that are shown in accounting records of the Company.

1.8	Specific Warranties on the sale of Participation Interest 1

The disposal by the Company of the Participation Interest 1:

(a)
has not been done in circumstances where the consideration actually received or receivable for the disposal is less than or exceeds the consideration which could be deemed to have been received for tax purposes;

(b)	could not be viewed as tax avoidance or tax evasion by a tax authority;

(c)	could not result in the Company liability to make any payment of Taxation; and

(d)
could not be capable of being set aside, challenged, reversed, voided or affected in whole or in part by any creditor of the Company or any third party (whether in bankruptcy, composition, liquidation or any similar proceedings or otherwise).

1.9	Vulnerable prior transactions

There has been no transaction pursuant to or as a result of which (i) any of the Shares or (ii) any asset owned, purportedly owned or otherwise held by the Company is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person under the law of any relevant jurisdiction.

1.10	Compliance with statutes

Neither the Company, nor any of the representatives of the Company, has done or omitted to do anything which is a contravention of any statute, order, regulation or the like which has resulted or may result in any fine, penalty or other liability or sanction on the part of the Company.

1.11	Licences and consents

The Company has, and has at all times complied with the terms and conditions of, all licences (including statutory licences), authorisations and consents necessary to carry on its business as it does at present and (so far as the Sellers are aware) no circumstances exist which may result in the termination, revocation, suspension or modification of any of those licences, authorisations or consents or that may prejudice the renewal of any of them, including the Markíza License.

1.12	Insider contracts

(a)
The Company is not a party to any contract or arrangement in which any of the Sellers or any person connected with any of the Sellers is interested, directly or indirectly, except for the Agreement on coordinated procedure, nor has there been any such contract or arrangement at any time during three years ending on the date of this agreement.

(b)
The Company is not a party to, nor have the profits or financial position of the Company during three financial periods ended on the Accounts Date been affected by, any contract or arrangement which is not of an entirely arm's length nature.

(c)
None of the Sellers nor any person connected with any Seller is a party to any contract or arrangement for the provision of finance, goods, services or other facilities to or by the Company or in any way relating to, or to the affairs of, the Company.

1.13	Litigation

(a)	The Company is not engaged in any litigation, arbitration or alternative dispute resolution proceedings and there are no such proceedings pending or threatened by or against the Company.

(b)	So far as the Sellers are aware, there are no circumstances which are likely to give rise to any litigation, arbitration or alternative dispute resolution proceedings by or against the Company.

(c)
The Company is not the subject of any investigation, inquiry, enforcement proceedings or process by any governmental, administrative or regulatory body nor, so far as the Sellers are aware, are there any circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

1.14	Environmental matters

(a)
The Company has at all times complied with all applicable laws concerning the protection of the environment, human health or welfare, the conditions of the workplace or the generation, transportation, storage, treatment or disposal of any waste.

(b)	The Company has not used, disposed of, generated, stored, treated, transported, dumped, released, deposited, buried or emitted any waste or dangerous substance.

2.	ACCOUNTS AND FINANCIAL

2.1	Accuracy of Accounts

The Accounts:

(a)	have been prepared in accordance with generally accepted accounting principles and practices in Slovakia and the applicable law and regulations;

(b)	have been prepared by the Accountants and will be authorised by the auditor who will render an auditor's certificate without qualification;

(c)
state the assets and liabilities of the Company and are true and correct in all respects and fairly present the financial state of affairs of the Company as at the Accounts Date and of the profit or loss of the Company for the period ended on the Accounts Date or (as the case may be) in respect of the periods for which they were prepared;

(d)
contain either provisions or reserves, as required under generally accepted accounting principles in Slovakia and the applicable laws and regulations, to cover all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent or otherwise), bad and doubtful accounts payable and as at the Accounts Date;

(e)	do not show any material one-off extraordinary items, including gains; and

(f)	have been duly filed in accordance with applicable law.

2.2	Business

The Company does not trade or conduct any business, but holds the Participation Interest in Markíza.

2.3	Books and records

All accounts, books, ledgers and other financial records of the Company:

(a)	have been properly maintained and contain accurate records of all matters required to be entered in them under the applicable laws; and

(b)	give a true and fair view of the matters which ought to appear in them.

2.4	Position since Accounts Date

Since the Accounts Date:

(a)	there has been no deterioration in the financial position or the prospects of the Company; and

(b)
the Company has paid its creditors within the times agreed with them and, without limiting the foregoing, and the Company has no indebtedness other than the indebtedness shown in the accounting records of the Company all of which shall be repaid before the Completion Date.

2.5	Capital commitments

Except as expressly disclosed in the Accounts, the Company did not have any commitment on capital account outstanding at the Accounts Date. Since the Accounts Date the Company has not entered into nor agreed to enter into any capital commitment.

2.6	Dividends and distributions

(a)	No dividend or other distribution of profits or assets has been or agreed to be declared, made or paid by the Company since the Accounts Date.

(b)
All dividends or other distributions of profits or assets declared, made or paid since the date of incorporation of the Company have been declared, made and paid in accordance with law and its constitutional documents.

2.7	Borrowings, loan capital and guarantees

The Company does not have outstanding any loan capital or any money borrowed or raised, including money raised by acceptances or debt factoring, or any liability (whether present or future, actual or contingent) in respect of any guarantee or indemnity.

2.8	Derivative transactions

The Company does not have outstanding any obligations in respect of a derivative transaction including any foreign exchange transaction.

2.9	Government grants

The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any governmental department or other body.

2.10	Loans

The Company has not lent any money which has not been repaid to it and does not own the benefit of any debt (whether present or future, actual or contingent) other than those loans provided to the shareholders of the Company that are shown in the accounting records of the Company all of which shall be repaid as of the Completion Date.

2.11	Bank accounts

(a)
The statement of the Company's bank accounts as at a date not more than two days before the date of this agreement given to the Purchaser is correct, and the Company does not have any bank or deposit account (whether in credit or overdrawn) not included in that statement. Since the date of that statement there has not been any payment out of any of the accounts concerned and the balance on each such account is not materially different from the balance shown on that statement.

(b)	At Completion, at least SKK 8,000,000 is available as free cash on the bank account of the Company.

2.12	Political and charitable donations

The Company has not incurred any political expenditure or made any political or charitable donation in the current or preceding financial year and is not under any commitment to do so.

3.	COMMERCIAL

3.1	Suppliers and customers

The Company has and never had any suppliers or customers other than those which are parties to the contracts listed in 3.2 below.

3.2	Contracts

The Company is not a party to any contract other than the contract for the transfer of Participation Interest 1 to MEDIA INVEST, the Agreement on coordinated procedure, accounting records maintenance agreement, agreement for the lease of non-residential premises, loan agreements with shareholders of the Company, agreement on maintenance of bank account in banks, agreement for maintenance of the list of shareholders.

3.3	Anti-competitive arrangements

The Company is not, and has not been, a party to any agreement or concerted practice or involved in any business conduct which infringes any anti-trust or similar legislation in any jurisdiction nor has, pursuant to any such legislation, given any undertaking, applied for negative clearance, exemption, guidance or approval, had an order, notice or direction made against it or received any request for information or statement of objections from or corresponded with any court or authority. The Company has not been in receipt of any state aid within the meaning of Article 87(1) EC (formerly Article 92(1) of the EC Treaty).

3.4	Intellectual property

(a)	The Company never had or licensed any Intellectual Property Rights.

(b)
No activities of the Company infringe or are likely to infringe any Intellectual Property Right of any third party and no claim has been made against the Company or any such licensee in respect of such infringement.

(c)	So far as the Sellers are aware there has been no unauthorised use by any person of any confidential information of the Company.

3.5	Business names

The Company carries on business under its own corporate name and under no other name.

3.6	Powers of attorney

The Company has not granted any power of attorney or similar authority which remains in force other than a power of attorney to Ing Miroslav Demjanovič to represent the Company before the Slovak securities centre (Stredisko cenných papierov SR, a.s.) and a power of attorney to Mr Ľubomír Messinger to represent the Company before the Central Depositary.

4.	TAXATION

(a)	The Company maintains adequate and proper records for tax purposes, and has made all filings of its tax returns. The Company is not in any dispute with any tax authority.

(b)
All Taxation of any nature whatsoever for which the Company is and has been liable or for which the Company is and has been liable to account has been duly paid (insofar as such taxation ought to have been paid) and the Company has made all such deductions and retentions as it was obliged or entitled to make and all such payments in respect of these deductions and retentions as should have been made except for a penalty of SKK 4,124.- for the late payment of an advance for the income tax for 2002 that will be paid as of the Completion Date.

(c)
The Company has not paid or become liable to pay, and there are no circumstances by reason of which the Company is likely to become liable to pay, any penalty, fine, surcharge or interest in respect of Taxation.

(d)
The Company has not received any notice of enquiry or suffered any enquiry, investigation, audit or visit by any taxation or excise authority, and no such enquiry, investigation, audit or visit planned. The Company has not been a party to or otherwise involved in any transaction which could be viewed as tax avoidance or tax evasion by a tax authority.

5.	EMPLOYEES

The Company currently has no employee (whether full time or part time).

SCHEDULE 4

COMPLETION

PART 1

SELLERS' Obligations

At Completion the Obligors shall procure:

(a)	the delivery to the Purchaser of:

(i)
an extract from the Company's entry in the relevant Commercial Register certified by the relevant Commercial Register, as at a date no earlier than the Completion Date and showing the particulars relating to the Company set out in Schedule 2 to this agreement;

(ii)	the share certificates representing the Shares duly endorsed for the benefit of the Purchaser;

(iii)	the full list of shareholders (in Slovak "zoznam akcionárov") issued by the Central Depositary for the Company and showing the Purchaser as the registered holder of all the shares in the Company;

(iv)	all the corporate documents, accounts and other contracts and documents of the Company;

(v)
the resignations of all members of board of directors and supervisory board of the Company, in each case acknowledging these persons have no claim against the Company, whether for loss of office or otherwise;

(vi)	the resignations of Mr. Ján Kováčik and Ing. František Vizváry as the executives of Markíza, in each case acknowledging they have no claim against Markíza, whether for loss of office or otherwise;

(vii)	the resignations of Ing. František Vizváry as the executive of STS, acknowledging Ing. František Vizváry has no claim against STS, whether for loss of office or otherwise;

(viii)	certified copies of the minutes of the meetings referred to in paragraphs (b) to (d) below;

(ix)
a confirmation of the relevant Commercial Register that the new memorandum of association of Markíza in the Agreed Form and the new memorandum of association and articles of STS, certified for accuracy by the executives of respective company have been filed with the collection of deeds at the relevant Commercial Register;

(b)	that an extraordinary general meeting of the Company is held at which it is resolved that:

(i)
the resignation of all members of its board of directors and supervisory board is acknowledged and such persons as the Purchaser nominates are appointed as new members of its board of directors and supervisory board;

(ii)	its registered office is changed to such address as the Purchaser notifies to the Seller;

(iii)	its bank account mandates are revised in such manner as the Purchaser requires;

(c)	that an extraordinary general meeting of Markíza is held at which it is resolved that:

(i)	the division of the Participation Interest in Markíza into the Participation Interest 1 and the Participation Interest 2 is approved;

(ii)	the transfer by the Company to MEDIA INVEST of the Participation Interest 1 is approved;

(iii)	the new memorandum of association of Markíza in the Agreed Form is adopted; and

(iv)	the resignation of Mr Ján Kováčik and Ing. František Vizváry as executives is acknowledged;

(d)	that an extraordinary general meeting of STS is held at which it is resolved that:

(i)	the new memorandum of association and articles of STS in the Agreed Form is adopted; and

(ii)	the resignation of Ing. František Vizváry as the executive is acknowledged.

(e)	that an extraordinary general meeting of MEDIA INVEST is held at which it is resolved that:

(i)	the division of the 100% participation interest of Ján Kováčik in MEDIA INVEST in two participations interest, each of 50%, is approved;

(ii)	the transfer of the divided 50% participation interest to Ing. Milan Fiľo is approved;

(iii)	the new memorandum of association and articles of MEDIA INVEST in the Agreed Form is adopted; and

(iv)	another executive Ing. Milan Fiľo is appointed.

PART 2

PURCHASER'S OBLIGATIONS

Subject to the Obligors having done or procured to be done those things set out in Part 1 of this schedule, at Completion the Purchaser shall make a payment to each Seller of that amount of the Initial Consideration set against its name in column (C) of Schedule 1.

SCHEDULE 5

INTERPRETATION

1.	In this agreement:

Accounts means the balance sheet as at the Accounts Date, profit and loss account and cash flow statement for the year ended on the Accounts Date, of the Company and the notes and directors' reports relating to them, signed by the Accountants in accordance with Slovak accounting principles;

Accountants means ABT Consult, spol. s r.o., Skuteckého 30, 974 01 Banská Bystrica, Identification No.: 36 035 041;

Accounts Date means 31 December 2004;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Sellers and the Purchaser;

Agreement on coordinated procedure means the agreement on coordinated procedure made between the Company, the Sellers, the Purchaser, Ing. Milan Fiľo, Mr. Ján Kováčik, Mr Ivan Petríček, Mr Pavol Rusko, Ing. František Vizváry, Mediapro and MEDIA INVEST on 22 November 2000 as amended by an amendment No. 1 dated 11 November 2002;

Broadcasting Act means the Act No. 308/2000 Coll. on Broadcasting and Retransmission and the amendments to Act No. 195/2000 Coll. on Telecommunications;

Business Day means a day (other than a Saturday or Sunday and public holidays in the Slovak Republic) on which banks are open for normal business in the Slovak Republic and in the Netherlands;

Central Depositary means Centrálny depozitár cenných papierov SR, a.s. or any other entity holding a central depositary's licence pursuant to the Securities Act;

Commercial Code means the Slovak Act No. 513/1991 Coll. the Commercial Code;

Commercial Register means a public register pursuant to Act. No.: 530/2003 Coll. on Commercial Register and amending and supplementing certain acts;

Completion means the performance, in accordance with this agreement, of the obligations described in clause 4 and Schedule 4;

Completion Date means the day on which the Completion takes place;

Conditions means the conditions precedent set out in clause 3 and a Condition means any of them;

Consideration means the aggregate of the Initial Consideration and the Deferred Consideration;

Council means the Council for Broadcasting and Retransmission pursuant to the Broadcasting Act;

Deferred Consideration has the meaning given in clause 6.3;

Encumbrance means any encumbrance including, without limitation, a pledge, lien, assignment by way of security, conditional transfer agreement, option, right of pre-emption, or claim of a ownership or other right, by a third party;

EURO means the currency of the member states of the European Union that adopted the euro as their currency pursuant to the EU legislation on Monetary Union;

EURIBOR means the rate quoted by Reuters (or, if unavailable for four or more consecutive Business Days, another generally available screen rate agreed between the parties) to the banks in the European interbank market as of 11:00 hours (Brussels time) on the date on which the amount becomes overdue (or, if no rate is quoted on such date, the next following date on which a rate is quoted) for the offering of deposits in EURO for a period of one (1) month);

Initial Consideration means that part of the consideration for the sale of the Shares set out in clause 6.1;

Material Adverse Effect means an effect that is or is reasonably likely to be materially adverse to the assets, business, results of operations, financial condition or prospects of the Company and/or Markíza;

Markíza means MARKÍZA - SLOVAKIA, spol. s r. o., with its registered office at Bratislavská 334/18, Blatné 900 82, identification no.: 31444 873;

Markíza Licence means the licence No. T/41 dated 7th August, 1995 for the television broadcasting, as amended, granted by the Council to Markíza;

MEDIA INVEST means MEDIA INVEST spol. s r.o., having its seat at Skuteckého 23, 974 01 Banská Bystrica, Identification number 36 044 024, registered in the commercial register of the District Court Banská Bystrica, section: Sro, insert No.: 6673/S;

Mediapro means MEDIAPRO 2000, s.r.o., having its seat at Štefánikova 14, Bratislava 811 05, identification number 36 385 603;

Participation Interest in Markíza means a 50% participation interest in Markíza owned by the Company the date of this agreement.

Participation Interest 1 means a part of participation interest in Markíza in the amount of 4% owned by the Company and representing a contribution into the registered capital of Markíza in the nominal value of SKK 8,000, which participation interest is to be: (a) created on or before Completion by division of the Participation Interest in Markíza and (b) transferred by the Company to MEDIA INVEST on Completion.

Participation Interest 2 means a part of participation interest in Markíza in the amount of 46% owned by the Company and representing a contribution into the registered capital of Markíza in the nominal value of SKK 92,000, which participation interest is to be created on or before Completion and then retained by the Company.

PMU means the Antimonopoly Office of the Slovak Republic (in Slovak "Protimonopolný úrad Slovenskej republiky");

Purchaser's Counsel means Allen & Overy Bratislava, s.r.o.;

Related Person means in relation to a person (the subject): (a) controlled or controlling persons (ovládaná a ovládajúca osoba) (as defined in §66a of the Commercial Code) in relation to any subject; or (b) connected persons to any subject; or (c) persons or entities in which the subject has a direct or indirect ownership interest of shares or other securities;

Rusko Shares means 30,600 issued, registered ordinary shares (in Slovak "na meno") in the Company, in certificated form (in Slovak "listinné"), series: A numbers of shares 0511-0850 and series B: numbers of shares 45391-75650, with nominal value of SKK 1,000 each, issued as two global share certificates;

Securities Act means the Act No. 566/2001 Coll. on Securities and Investment Services, amending and supplementing certain acts;

Shares means 59,400 issued, registered ordinary shares (in Slovak "na meno") in the Company, in certificated form (in Slovak "listinné"), series: A numbers of shares 0001-0510 and 0851-1000 and series B: numbers of shares 00001-45390 and 75651-89000, with nominal value of SKK 1,000 each, issued as four global share certificates;

SKK means Slovak koruna, the lawful currency of the Slovak Republic;

STS means Slovenská televízna spoločnosť, s.r.o., having its registered office at Okružná č. 18/10, 900 82 Blatné, identification No.: 34 128 611, registered in the Commercial Register of the District Court Bratislava I in section Sro, insert No. 12516/B.

Taxation means all forms of taxation, duties, levies, imports and social security charges, including, without limitation, corporate income tax, wage withholding tax, national health insurance and social security contributions, value added tax, customs and excise duties, any type of transfer tax, withholding tax, real estate taxes, municipal taxes and duties, environmental taxes and duties and any other type of taxes or duties in any relevant jurisdiction; together with any interest, penalties, surcharges or fines relating thereto, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction;

Transaction means the purchase by the Purchaser of entire share capital in the Company, the transfer of the Participation Interest 1 in Markíza by the Company to MEDIA INVEST, changes to the corporate documents in Markíza and STS, changes in the ownership in MEDIA INVEST and such other changes, as are contemplated under the Transaction Documents;

Transaction Documents means this agreement, the documents referred to in it and any other agreements executed or to be executed on the date of this agreement or Completion;

Warranties means the representations and warranties given by each of the Sellers to the Purchaser in clause 8 and Schedule 3;

Warranty Claim means a claim by the Purchaser for compensation in relation to any of the Sellers' Warranties being, or allegedly being, incorrect or misleading.

2.	Any reference, express or implied, to an enactment includes references to:

(a)	that enactment as re enacted, amended, extended or applied by or under any other enactment (before or after the signature of this agreement);

(b)	any enactment which that enactment re enacts (with or without modification); and

(c)
any subordinate legislation made (before or after the signature of this agreement) under that enactment, as re enacted, amended extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above, and enactment includes any legislation in any jurisdiction.

3.	In this agreement:

(a)	words importing the singular shall include the plural and vice versa;

(b)	words denoting persons shall include bodies corporate and unincorporated associations of persons and vice versa;

(c)	any reference to e is to EURO ; and

(d)	references to a party shall include the legal successors, heirs or assigns of that party.

4.	A person shall be deemed to be connected with another if that person is dependent on another (in Slovak "závislá") within the meaning of §2 of the Slovak Income Tax Act No. 595/2003 Coll.

5.
In this agreement, unless the contrary intention appears, a reference to a clause, sub-clause, exhibit or Schedule is a reference to a clause, sub-clause, exhibit or schedule of this agreement. The Schedules and exhibits form part of this agreement.

6.	The headings in this agreement do not affect its interpretation.

7.	Sub-clauses 1 to 8 apply unless the contrary intention is expressed in this agreement.

SIGNATORIES

Signed by Mr. Ján Kováčik	)	/s/Ján Kováčik
for MEDIA PARTNER, spol. s r.o.

Signed by Ing. Milan Fiľo	)	/s/ Milan Fil’o
for SALIS, s.r.o.

Signed by Ing. Milan Fiľo	)	/s/Milan Fil’o

Signed by Mr. Ján Kováčik	)	/s/ Ján Kováčik

Signed by Signed by Robert E. Burke,	)	/s/ Robert E. Burke
under power of attorney
for CME MEDIA ENTERPRISES B.V.	)